Exhibit 99.1

[LOGO OF ITERIS]

For Information Contact:
Brett Maas or Matt Hayden
Hayden Communications
(646) 536-7331
Brett@haydenir.com
Iteris Home Page: http://www. iteris.com

For Release at 1:05 p.m., PDT 08/09/06

Iteris, Inc. Reports 14% Revenue Growth In
Fiscal First Quarter to $13.8 Million

— Operating income for the first quarter increases to $745,000 from a loss of
 $(318,000) while double-digit growth trend continues —

Anaheim, California — August 9, 2006 — Iteris, Inc. (AMEX:ITI), a leader in vision-based technologies and Intelligent Transportation Systems that optimize traffic flow and enhance driver safety, today reported financial results for the fiscal first quarter ended June 30, 2006.

For the first quarter ended June 30, 2006, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $13.8 million representing a 14.4 percent increase compared to net sales and contract revenues of $12.1 million in the first quarter in the prior fiscal year. This increase was primarily a result of a 21.9 percent increase in Roadway Sensor revenues to $6.5 million and a 14.5 percent increase in Systems consulting revenues to $5.2 million.

Jack Johnson, chief executive officer of Iteris, commented, “I am pleased with the results for the first quarter. We had our second consecutive quarter of strong growth and demonstrated momentum in our key markets. We exceeded $13 million in sales for the first time last quarter and approached $14 million in the current quarter. Simultaneously, we improved operating income by over one million dollars year-over-year. This further demonstrates our ability to grow the Company at both the top and bottom lines.”

Gross profit as a percentage of total net sales and contract revenues for the quarter was 41.4 percent which was relatively consistent with margins reported in the previous two quarters. Operating expenses during the quarter were $5.0 million representing a decrease of 12.3 percent from $5.7 million in the prior year period. The decrease was mainly as a result of a decline in research and development expenses, partly offset by an increase in selling, general and administrative costs.  Research and development activities have declined as a result of additional development activities in the prior year related to new product launches in both Roadway Sensors and Automotive Systems. The Company reported operating income of $745,000 for the quarter ended June 30, 2006 compared to an operating loss of $318,000 in the first quarter of the prior fiscal year. Net income for the quarter ended June 30, 2006 was $279,000, or $0.01 per share compared to a net loss of $726,000 or $(0.03) per share in the first quarter of the prior fiscal year. Included in the Company’s net income was a charge of $688,000 directly related to the settlement with Delta Networks, Inc. that was previously disclosed on Form 8-K filed with the Securities and Exchange Commission on July 26, 2006. The Company is currently in discussions with its lender regarding the Delta settlement to insure its ongoing compliance with the provisions of its credit facility. During the current quarter the Company benefited from a $610,000 income tax benefit largely related to the recognition of additional deferred tax assets.

As of June 30, 2006, the Company had 28.8 million shares of common stock outstanding and total stockholders’ equity of $19.2 million. The Company completed the quarter with $3.5 million borrowed against its line of credit.  The Company is currently in negotiations with its lender for the annual renewal of its credit facility.

Operational Highlights Automotive Sensors:

•                  On July 31, 2006, the Company announced another of the world’s leading truck OEMs, a producer of more than 40,000 trucks per year, will offer the Company’s award-winning Lane Departure Warning (LDW) technology as an option on its line of Class 8 trucks, with delivery of the first production units commencing in July 2006.

•                  On August 9, 2006, the Company announced Old Dominion Freight Lines, a leading less-than-truckload super regional carrier, will install Iteris’ LDW system in 1,200 trucks in its existing fleet of 4,400 with plans to make LDW part of their standard specification on all future truck purchases. Old Dominion is expected to begin deployment of the 1,200 Iteris LDW systems in August 2006 and anticipates having them installed within six months.

•                  Sales of LDW systems in North America increased 150 percent compared to the prior period; adding diversity to the expanding customer base.

•                  To date, 35 US heavy truck fleets have selected the Iteris LDW system, collectively representing an estimated 18,600 vehicles.

•                  Testing of Iteris’ LDW systems continues with 52 heavy truck fleets which is estimated to represent more than 100,000 vehicles.

•                  The Automotive Sensor segment has now recorded royalty revenues based on total shipments of approximately 37,000 units to Infiniti.

•                  On July 12, 2006, Maverick USA announced it had achieved a 65 percent decrease in lane departure-preventable accidents since deploying Iteris’ LDW system.

“Maverick’s comprehensive study articulates the primary reason behind the ongoing adoption of the LDW technology by truck fleets throughout North America and Europe,” Mr. Johnson added. “We continue to believe that LDW is the most important safety innovation since the seatbelt and the results of Maverick’s study reinforces this belief. By reducing accidents for truck fleets, we save lives and significant amounts of money. We are optimistic that it is only a matter of time before the benefits of our LDW systems are widely recognized.”

Mr. Johnson continued, “The agreement with Old Dominion is another demonstration of the success we are having in the North American truck market.  North American LDW sales are up 150 percent compared to the year ago quarter and for the first time exceeded our sales to the European market. Sales in Europe were lower than the year ago period which included significant sales to Merecdes as they built up inventory in preparation for the transition to the next generation system which was ultimately introduced in November 2006. The decline in European sales also reflects a volume discount negotiated with this customer. We believe that the success of our LDW systems in North America and Europe has lead to a planned adoption and deployment by a major Asian OEM in the near future.”

Systems Consulting:

•                  Sales were up 14.5 percent to $5.2 million.

•                  Approximately $6.0 million in new systems consulting contracts were signed during the quarter ended June 30, 2006. Systems consulting backlog at the end of the first fiscal quarter was $16.6 million, up from $15.9 million reported at the end of same quarter in the prior fiscal year and up from the $15.8 million reported at the end of the previous quarter.

•                  Iteris was awarded a $1 million contract extension by the San Francisco Bay Area Metropolitan Transportation Commission (MTC) to provide continued assistance to local jurisdictions for the retiming of traffic signals throughout the nine-county San Francisco Bay Area.

Roadway Sensors:

•                  $6.5 million in total revenue in the first quarter was an increase of 21.9 percent from the year ago period and an increase of 7.4 percent from the prior quarter due, in part to the benefits from product enhancements introduced during the past year and recent changes to strengthen our distribution channels.

“Iteris is a recognized expert in systems and sensors that reduce traffic delays, streamline traffic flow and help consumers obtain higher fuel efficiency,” Mr. Johnson added. “Following the long-awaited signing of the Federal Transportation Bill late last year, we have seen a noticeable increase in spending in California and the rest of the United States, and Iteris is benefiting from this industry growth in both our transportation systems and roadway sensors businesses.”

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the first fiscal quarter of 2007 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast, please visit the Investor Relations page on Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until September 8, 2006.

About Iteris, Inc.

Iteris, Inc. is a leading provider of outdoor vision systems and sensors that optimize the flow of traffic and enhance driver safety. Iteris combines outdoor image processing, traffic engineering, and information technology to offer a broad range of transportation and safety solutions. Iteris is headquartered in Anaheim, California. Investors are encouraged to visit our website at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to statements about our future performance and operating results, future market opportunities and the timing of adoption, purchases and installations of our products by manufacturers. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the market acceptance of our technologies and our customers’ ability to achieve market acceptance of products that incorporate our technologies; our customers’ ability to meet their planned manufacturing and sales schedules; the potential unforeseen impact of product offerings from competitors and other competitive pressures; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the ability of our partner, Valeo, to expand sales of LDW systems into the passenger car markets; the availability of components used in the manufacture of certain of our products; the effectiveness of our cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2006	Mar 31, 2006
	(unaudited)
ASSETS
Cash	$225	$131
Accounts receivable, net	10,512	11,426
Costs and estimated earnings in excess ofbillings on uncompleted contracts	3,585	2,693
Inventories	2,989	2,814
Prepaid expenses	953	368
Property and equipment, net	1,795	1,783
Deferred income taxes	2,064	1,608
Identifiable intangible assets, net	515	551
Goodwill	27,774	27,774
Other assets	417	485
Total assets	$50,829	$49,633
LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$10,529	$10,310
Revolving line of credit	3,509	2,662
Deferred compensation plan liability	754	820
Deferred gain on sale of building	378	449
Long-term debt	3,807	4,140
Convertible debentures, net	9,255	9,203
Total liabilities	28,232	27,584
Redeemable common stock	3,414	3,414
Stockholders’ equity	19,183	18,635
Total liabilities, redeemable stock and stockholders’ equity	$50,829	$49,633

ITERIS, INC.
UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2006	2005
Net sales and contract revenues:
Net sales	$8,600	$7,525
Contract revenues	5,216	4,554
Total net sales and contract revenues	13,816	12,079
Cost of sales	4,758	3,755
Cost of contract revenues	3,339	2,969
Gross profit	5,719	5,355
Gross profit percentage	41.4%	44.3%
Operating expenses:
Selling, general and administrative	4,000	3,828
Research and development	1,003	1,746
Deferred compensation plan expense	(66)	62
Amortization of intangible assets	37	37
Total operating expenses	4,974	5,673
Operating income (loss)	745	(318)
Operating income (loss) percentage	5.4%	-2.6%
Other expenses:
Other expense, net	(690)	(48)
Interest expense, net	(386)	(352)
Other expense, net	(1,076)	(400)
Loss before income taxes	(331)	(718)
Income tax benefit (expense)	610	(8)
Net income (loss)	$279	$(726)
Earnings (loss) per share:
Basic and diluted earnings (loss) per share	$0.01	$(0.03)
Shares used in calculating earnings (loss) per share:
Basic weighted average shares outstanding	28,393	28,062
Diluted weighted average shares outstanding	32,368	28,062